Exhibit 99.1

Carvana Co. Announces Upsize and Pricing of its Follow-on Offering of Class A Common Stock

PHOENIX, April 25, 2018 – Carvana Co. (NYSE: CVNA), a leading eCommerce platform for buying used cars, today announced the upsize and pricing of its follow-on public offering of 11,000,000 shares of its Class A common stock at a price to the public of $27.50 per share. Carvana is selling 6,600,000 shares of Class A common stock and selling stockholders are selling 4,400,000 shares of Class A common stock. In addition, a selling stockholder has granted the underwriters the right to purchase up to 1,650,000 additional shares of Class A common stock at the offering price. The offering was upsized from the previously announced offering size of 10,000,000 shares of Class A common stock. The offering is expected to close on April 30, 2018, subject to customary closing conditions.

Wells Fargo Securities, Citigroup and Deutsche Bank Securities acted as book-running managers for the proposed offering. Baird, William Blair, BMO Capital Markets Corp., JMP Securities and Wedbush Securities acted as co-managers.

The offering is being made only by means of a prospectus. A copy of the prospectus relating to these securities may be obtained from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by phone at 1-800-326-5897, or by email at cmclientsupport@wellsfargo.com, from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146), or from Deutsche Bank Securities, Attention: Prospectus Group, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611, or by emailing prospectus.CPDG@db.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws of such state or jurisdiction.

About Carvana Co.

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online automotive retail platform. Carvana.com enables consumers to quickly and easily buy a car online, including finding their preferred vehicle, qualifying for financing, getting a trade-in value, signing contracts, and receiving as-soon-as-next-day delivery or pickup of the vehicle from one of Carvana’s proprietary automated Car Vending Machines.

Contact:

Investor Relations:

Carvana

Mike Levin

investors@carvana.com

or

Media Contact:

Carvana

Kate Carver

carvana@olson.com